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EXHIBIT 99.1
News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Robert K. Cole, Chairman and CEO
18400 Von Karman, Suite 1000	(949) 224-5700
Irvine, CA 92612	Carrie Marrelli, VP, Investor
Relations
(949) 224-5745

New Century Announces Cash Dividend; First Quarterly
Dividend of $0.05 Per Share Declared

    IRVINE, Calif., Dec 13, 2001 /PRNewswire via COMTEX/—New Century Financial Corporation (Nasdaq: NCEN) announced today that its Board of Directors has authorized the first quarterly cash dividend payment to the Company's common stockholders at the rate of $0.05 per share. The dividend will be paid on January 31, 2002 to stockholders of record at the close of business on January 15, 2002. The declaration of any future dividends will be subject to the Company's earnings, financial position, capital requirements, contractual restrictions and other relevant factors.

    "This is an historic moment for New Century," said Robert K. Cole, Chairman and Chief Executive Officer. "We believe the significant cash flow generated from both our production franchise and from our residual assets over the long term will allow our Company to continue to pay dividends to our stockholders. Furthermore, the payment of dividends broadens our base of potential institutional investors by attracting certain investors who, by regulation, can only make equity investments in dividend paying stocks," added Cole.

About New Century

    New Century Financial Corporation is a leading nationwide specialty mortgage banking company that, through its subsidiaries, originates, purchases and sells residential mortgage loans secured primarily by first mortgages on single-family residences.

Safe Harbor Regarding Forward-Looking Statements

    Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include (i) the belief that the significant cash flow from our production franchise and residual assets over the long term will allow the Company to continue to pay dividends to the Company's stockholders, and (ii) the belief that the payment of dividends will broaden the Company's potential investors base. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to, (i) the state of the overall economy, (ii) the interest rate environment, (iii) the Company's ability to maintain its various financing facilities, and (iv) the risks identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, its Registration Statement on Form S-2 as filed on October 10, 2001, and its other periodic filings with the Securities and Exchange Commission.

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  EXHIBIT 99.1 News Release
Safe Harbor Regarding Forward-Looking Statements